ADVANCE AUTO PARTS ELECTS JIM WADE TO BOARD OF DIRECTORS

ROANOKE, Va., September 13, 2011 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket retailer of parts, accessories and maintenance items, today announced that Jim Wade has been elected to Advance's Board of Directors. Mr. Wade has also been appointed to serve on the Board's Finance Committee.

“We are delighted to welcome Jim to our Board of Directors,” said Jack Brouillard, Chair of the Board for Advance Auto Parts. “Jim's seventeen years of experience with Advance in strategic leadership roles and his reputation within the automotive aftermarket industry, combined with his experience in retail, finance and operations prior to joining Advance, make him uniquely suited to serve as a member of our Board.”

In conjunction with this announcement, Mr. Wade will be transitioning out of his current role as President of Advance over the remainder of 2011. After this year, Mr. Wade will continue to play a key role in the Company's Commercial growth strategy as well as leadership development. Additionally, Mr. Wade will assist Advance with government affairs and community relations activities. Darren Jackson will continue his role of Chief Executive Officer and assume the role of President of Advance Auto Parts, effective January 1, 2012.

“These roles enable us to leverage Jim's experience with Advance and the automotive aftermarket industry,” said Jackson. “I thoroughly enjoy working with Jim and continue to learn leadership lessons from him. These include the critical necessity of focusing on the team and having a passion for our values, as well as understanding the foundations of our industry and continuously striving for differentiation through service. I look forward to working with Jim in his new role on the Board of Directors.”

Mr. Wade joined Advance in February 1994 and has served as President from October 1999 through May 2005 and from January 2009 to the present.  He has also held several other key senior executive positions with Advance including Chief Financial Officer and Executive Vice President.  In addition to his role with Advance, Mr. Wade serves on the boards of Lumber Liquidators, a publicly traded company, and non-profit organizations such as the Virginia Tech Alumni Association, the W.E. Skelton 4H Educational Center and Center in the Square. Mr. Wade also represents Advance on the Coalition for Auto Repair Equality. He has served on numerous other non-profit boards and is an active supporter of many local community initiatives.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of July 16, 2011, the Company operated 3,627 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services and online inventory look-up for parts and accessories can be found on the Company's website at www.AdvanceAutoParts.com.

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